Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Lascar, LLC
ksdennard@drg-l.com
713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF $0.09 PER DILUTED
SHARE FOR THE THIRD QUARTER 2010
THE WOODLANDS, TX — October 28, 2010 — Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2010. Total revenues were $179.3 million for the third quarter of 2010 compared to $181.4 million for the second quarter of 2010 and $118.2 million for the third quarter of 2009. Net income for the third quarter of 2010 was $8.2 million, or $0.09 per diluted share, compared to net income for the second quarter of 2010 of $10.8 million, or $0.12 per diluted share, and net income for the third quarter of 2009 of $0.2 million, or break-even on a per share basis.
The financial results for the third quarter of 2010 included $2.2 million of other income ($1.2 million after-tax) in the Mats and Integrated Services segment, reflecting net proceeds from the settlement of a lawsuit the Company filed in 2007 against a former raw materials vendor. The third quarter of 2010 also included a $1.2 million charge for interest expense ($0.7 million after-tax), resulting from the termination of interest rate swap agreements following the issuance of $172.5 million of convertible senior notes and subsequent repayment of amounts outstanding under the Company’s revolving and term credit facility.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “The third quarter results reflect a solid performance from our Drilling Fluids business, continued growth in Mats and Integrated Services and better than expected results in Environmental Services. We continue to make progress in the development of our new technology and while we expanded the use of our Evolution product beyond the Haynesville shale, we did experience a sequential revenue decline in the Haynesville and other keys markets from a strong second quarter.

“Revenues from areas of the Gulf of Mexico affected by drilling restrictions were down $3.0 million sequentially, which is consistent with our most recent public estimate,” added Howes. “Meanwhile, we continue to make inroads into the Northeast U.S. region in both the Drilling Fluids and Mats and Integrated Services businesses. In addition, our previously announced $172.5 million convertible senior notes offering completed earlier this month serves to strengthen our balance sheet and provide increased financial flexibility going forward.”
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $148.1 million in the third quarter of 2010 compared to $150.5 million in the second quarter of 2010 and $99.4 million in the third quarter of 2009. Segment operating income was $11.8 million in the third quarter of 2010 compared to $15.2 million in the second quarter of 2010 and $2.5 million in the third quarter of 2009. North American revenues were flat with the second quarter of 2010 as a 3% decline in U.S. revenues was offset by seasonal improvements in Canada. International revenues decreased 6% from the second quarter of 2010 as revenues in the Mediterranean and Brazil were both down from the prior quarter. Compared to the third quarter of 2009, North American revenues increased 79%, while international revenues increased 2%.
The Mats and Integrated Services segment generated revenues of $18.2 million in the third quarter of 2010 compared to $17.0 million in the second quarter of 2010 and $7.6 million in the third quarter of 2009. Segment operating income was $8.6 million in the third quarter of 2010, inclusive of the $2.2 million legal settlement gain, compared to operating income of $5.0 million in the second quarter of 2010 and an operating loss of $0.9 million in the third quarter of 2009. Revenues were up 7% from the second quarter of 2010, driven by a $2.3 million increase in rental activity in the Northeast U.S. region. Compared to the third quarter of 2009, segment revenues were up 140%.
The Environmental Services segment generated revenues of $13.0 million in the third quarter of 2010 compared to $13.8 million in the second quarter of 2010 and $11.2 million in the third quarter of 2009. Segment operating income was $3.9 million in the third quarter of 2010 compared to operating income of $4.2 million in the second quarter of 2010 and $4.1 million in the third quarter of 2009. The third quarter of 2010 includes $5.4 million of revenue from waste disposals associated with the Deepwater Horizon oil spill compared to $2.0 million in the second quarter of 2010.

CONFERENCE CALL
Newpark has scheduled a conference call to discuss the third quarter 2010 results, which will be broadcast live over the Internet, on Friday, October 29, 2010 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9724 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 5, 2010 and may be accessed by dialing (303) 590-3030 and using pass code 4366142#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and restrictions on offshore drilling activity in the Gulf of Mexico. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended
(Unaudited)	September 30,	June 30,	September 30,
(In thousands, except per share data)	2010	2010	2009

Revenues	$179,278	$181,352	$118,208

Cost of revenues	145,224	145,299	103,985
Selling, general and administrative expenses	16,662	16,360	14,676
Other income, net	(2,140)	(203)	(2,691)

Operating income	19,532	19,896	2,238

Foreign currency exchange loss (gain)	1,184	(1,213)	(1,011)
Interest expense	3,278	2,228	3,361

Income (loss) from operations before income taxes	15,070	18,881	(112)
Provision for income taxes	6,836	8,041	(314)

Net income	$8,234	$10,840	$202

Basic weighted average common shares outstanding	89,334	88,818	88,544
Diluted weighted average common shares outstanding	90,557	89,392	88,655

Income per common share — basic	$0.09	$0.12	$—
Income per common share — diluted	$0.09	$0.12	$—

Newpark Resources, Inc.
Operating Segment Results

	Three Months Ended
(Unaudited)	September 30,	June 30,	September 30,
(In thousands)	2010	2010	2009

Revenues
Fluids systems and engineering	$148,140	$150,534	$99,421
Mats and integrated services	18,186	16,981	7,578
Environmental services	12,952	13,837	11,209

Total revenues	$179,278	$181,352	$118,208

Operating income (loss)
Fluids systems and engineering	$11,845	$15,164	$2,541
Mats and integrated services	8,592 (1)	5,036	(879)
Environmental services	3,944	4,224	4,070 (2)
Corporate office	(4,849)	(4,528)	(3,494)

Total operating income	$19,532	$19,896	$2,238

Segment operating margin
Fluids systems and engineering	8.0%	10.1%	2.6%
Mats and integrated services	47.2%	29.7%	(11.6%)
Environmental services	30.5%	30.5%	36.3%

(1)	Includes $2.2 million of income reflecting proceeds from the settlement of a lawsuit.

(2)	Includes $2.3 million of income reflecting proceeds from the settlement of business interruption insurance claims.

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)	September 30,	December 31,
(In thousands, except share data)	2010	2009

ASSETS
Cash and cash equivalents	$12,102	$11,534
Receivables, net	175,078	122,386
Inventories	117,629	115,495
Deferred tax asset	23,315	7,457
Prepaid expenses and other current assets	13,398	11,740

Total current assets	341,522	268,612

Property, plant and equipment, net	212,382	224,625
Goodwill	62,029	62,276
Other intangible assets, net	13,648	16,037
Other assets	4,202	13,564

Total assets	$633,783	$585,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$3,028	$6,901
Current maturities of long-term debt	10,192	10,319
Accounts payable	68,584	62,992
Accrued liabilities	37,320	25,290

Total current liabilities	119,124	105,502

Long-term debt, less current portion	86,549	105,810
Deferred tax liability	22,525	2,083
Other noncurrent liabilities	5,029	3,697

Total liabilities	233,227	217,092

Common stock, $0.01 par value, 200,000,000 shares authorized 93,099,069 and 91,672,871 shares issued, respectively	931	917
Paid-in capital	467,026	460,544
Accumulated other comprehensive income	7,629	8,635
Retained deficit	(59,804)	(86,660)
Treasury stock, at cost; 2,695,095 and 2,727,765 shares, respectively	(15,226)	(15,414)

Total stockholders’ equity	400,556	368,022

Total liabilities and stockholders’ equity	$633,783	$585,114

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$26,856	$(20,589)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Non-cash impairment charges	225	1,091
Depreciation and amortization	20,382	20,890
Stock-based compensation expense	2,899	2,262
Provision for deferred income taxes	13,551	(7,718)
Provision for doubtful accounts	602	2,357
Gain on sale of assets	(183)	(752)
Change in assets and liabilities:
(Increase) decrease in receivables	(54,568)	103,397
(Increase) decrease in inventories	(3,100)	28,179
Increase in other assets	(1,458)	(551)
Increase (decrease) in accounts payable	6,638	(44,911)
Increase (decrease) in accrued liabilities and other	14,264	(13,890)

Net cash provided by operating activities	26,108	69,765

Cash flows from investing activities:
Capital expenditures	(7,412)	(17,219)
Proceeds from sale of property, plant and equipment	1,161	1,255

Net cash used in investing activities	(6,251)	(15,964)

Cash flows from financing activities:
Borrowings on lines of credit	133,121	114,742
Payments on lines of credit	(155,726)	(168,763)
Principal payments on notes payable and long-term debt	(342)	(299)
Proceeds from employee stock plans	3,559	104
Purchase of treasury stock	(153)	(212)

Net cash used in financing activities	(19,541)	(54,428)
Effect of exchange rate changes on cash	252	(1,326)

Net increase (decrease) in cash and cash equivalents	568	(1,953)
Cash and cash equivalents at beginning of period	11,534	8,252

Cash and cash equivalents at end of period	$12,102	$6,299

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